Exhibit 99.1

Rotron to Accelerate Global Defence Growth Through Strategic Combination with Ondas Inc.

Transaction to enable Rotron to scale delivery of long-range, cost-effective autonomous defence systems for UK and allied forces worldwide.

Following the announcement by Ondas Inc. (Nasdaq: ONDS), Rotron Aerospace issues the following statement regarding the strategic combination and its impact on UK and allied defence capability.

LONDON, UK / 09 February 2026 — Rotron, a UK-based advanced defence technology company, has entered into a strategic agreement under which it will be acquired by Ondas Inc. (Nasdaq: ONDS), enabling the next phase of Rotron’s growth as a global provider of long-range autonomous defence systems.

The transaction represents a major milestone in Rotron’s evolution and is expected to significantly strengthen its ability to deliver scalable, mission-critical unmanned and autonomous capabilities to defence and security customers across the UK, NATO and allied markets. Upon completion, Rotron will join Ondas Autonomous Systems, integrating its long-range unmanned aerial vehicles, autonomous strike platforms and proprietary propulsion technologies into a broader system-of-systems architecture designed for modern contested operational environments.

Founded in the UK and operating at the intersection of propulsion, autonomy and platform design, Rotron has built a strong reputation for delivering high-performance, attritable unmanned systems optimised for range, manufacturability and operational resilience. The acquisition will position Rotron to meet growing global demand for cost-effective autonomous technologies that reduce risk to personnel while enabling extended reach and persistence in high-threat environments.

Rotron’s portfolio includes long-endurance dual-use vertical take-off and landing systems and next-generation uncrewed combat aerial vehicles designed for precision autonomous engagement. Flagship platforms such as the Talon multi-role VTOL series and the Defendor one-way autonomous attack system reflect Rotron’s vertically integrated approach to platform design. Talon incorporates a proprietary three-bladed rotor head system optimised for endurance, stability and manufacturability, while Defendor is powered by Rotron’s proprietary engines and fan-drive systems, delivering tightly integrated performance tailored to demanding defence missions.

+44 (0)1747 440 510 | INFO@ROTRONAERO.COM | ROTRONAERO.COM REGISTERED IN ENGLAND NO. 07120913 | VAT REGISTRATION GB 156718584

Gilo Cardozo, Founder and Chief Technology Officer of Rotron, said:

“This marks a defining moment in Rotron’s journey and our vision for the future of unmanned systems. By combining our propulsion-led engineering, aerial platforms and rapid industrialisation capability with Ondas’ autonomous systems architecture and global reach, we will gain the scale and network to deliver more capability, faster, for allied defence customers worldwide. Rotron’s mission, team and engineering culture remain unchanged - this partnership will enable us to accelerate innovation and expand our impact for the UK and its allies.”

Operating within the UK defence ecosystem, Rotron brings an established presence in UK and allied markets, alongside strong relationships across Ministry of Defence and NATO environments. Its vertically integrated model supports rapid prototyping through to full industrialisation, enabling sovereign capability to be fielded at pace and scale.

Mark Green, Global Head of Corporate Development and Mergers and Acquisitions at Ondas Inc., said:

“Rotron brings elite engineering talent, advanced propulsion technology and mission-specific platforms that are expected to significantly expand our defence solutions portfolio. The business establishes a vital footprint within the UK and NATO ecosystems and directly supports our strategy to deliver integrated, long-range autonomous systems for modern military operations.”

Following completion of the transaction, Rotron will continue to operate from the UK, retaining its engineering, manufacturing and programme delivery teams. The business will maintain its focus on supporting existing customers and partners while benefiting from increased investment, global reach and access to a broader autonomous systems portfolio within Ondas Autonomous Systems.

The transaction is subject to customary closing conditions and regulatory approvals. Consideration will be paid in a combination of cash and stock.

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+44 (0)1747 440 510 | INFO@ROTRONAERO.COM | ROTRONAERO.COM REGISTERED IN ENGLAND NO. 07120913 | VAT REGISTRATION GB 156718584

About Rotron (Rotron Aerospace Limited)

Rotron is an advanced defence technology company which exists to create a safer world by transforming defence with relentless innovation. Founded in the UK in 2008, the company develops high-performance unmanned aerial systems, autonomous platforms and complementary propulsion technologies.

With vertically integrated engineering and manufacturing capabilities, Rotron delivers long-endurance UAVs, autonomous strike effectors and scalable unmanned assets designed for extended reach and contested operations. The company is trusted by the world’s leading defence and aerospace organisations to safeguard missions, reshape aerospace platforms, and deliver sovereign capability at speed and scale.

About Ondas Inc.

Ondas Inc. (Nasdaq: ONDS) is a leading provider of autonomous systems and private wireless solutions through its business units Ondas Autonomous Systems, Ondas Capital and Ondas Networks. Ondas technologies offer a powerful combination of aerial intelligence and next-generation connectivity to enhance security, operational efficiency, and data-driven decision-making across essential industries.

Ondas Autonomous Systems delivers a portfolio of AI-powered defence and security platforms deployed globally to protect sensitive sites, populations and critical infrastructure. Through its operating companies - American Robotics, Airobotics, Apeiro Motion, Roboteam, and Sentrycs - OAS provides an integrated suite of autonomous aerial, ground, and counter-UAS solutions. These include the Optimus System, the first FAA-certified small UAS for fully automated aerial security and data capture; Iron Drone Raider, an autonomous counter-UAS interception platform; Roboteam’s combat-proven tactical ground robotic systems for military and special operations forces; Apeiro Motion’s advanced ground robotics and tethered UAV systems with proprietary navigation and communications technologies; and Sentrycs’ Cyber-over-RF (CoRF) and protocol-manipulation counter-UAS solutions.

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